Exhibit 5.1

ATTORNEYS AT LAW	Broomfield, CO
720 566-4000
Palo Alto, CA
4401 Eastgate Mall	650 843-5000
San Diego, CA	Reston, VA
92121-1909	703 456-8000
Main 858 550-6000	San Francisco, CA
Fax 858 550-6420	415 693-2000

June 9, 2006	www.cooley.com

Dot Hill Systems Corp.	THOMAS A. COLL
6205 El Camino Real	(858) 550-6013
Carlsbad, CA 92009	collta@cooley.com
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Dot Hill Systems Corp., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of an aggregate of up to 1,600,000 shares of the Company’s Common Stock, $.001 par value (the “Shares”), including 1,000,000 shares issuable pursuant to the Company’s 2000 Amended and Restated Equity Incentive Plan, 100,000 shares issuable pursuant to the Company’s 2000 Amended and Restated Employee Stock Purchase Plan and 500,000 shares issuable pursuant to the Company’s Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan (collectively, the “Plans”).
In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, and the Plans, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full) .
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward llp

By:	/s/ Thomas A. Coll Thomas A. Coll